Exhibit 5.1

[Skadden Letterhead]

May 4, 2015

Springleaf Holdings, Inc.

601 N.W. Second Street

Evansville, Indiana 47708

Re:                             Springleaf Holdings, Inc.
                                                Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Springleaf Holdings, Inc., a Delaware corporation (the “Company”), in connection with the public offering by (a) the Company of 19,417,476 shares (the “Primary Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), (b) Springleaf Financial Holdings, LLC (the “Selling Stockholder”) of an aggregate of 8,447,049 shares of Common Stock (the “Firm Secondary Shares”), and (c) the Selling Stockholder of up to an aggregate of 4,179,678 additional shares of Common Stock (the “Option Shares”) pursuant to the option granted to the underwriters to purchase additional shares of Common Stock.  The Firm Secondary Shares and the Option Shares are collectively referred to herein as the “Secondary Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933 (the “Act”).

In rendering the opinion stated herein, we have examined and relied upon the following: (a) the Company’s Registration Statement on Form S-3ASR (File No. 333-200408) relating to the Common Stock and other securities of the Company filed on November 20, 2014 with the Securities and Exchange Commission (the “Commission”) under the Act (such Registration Statement being hereinafter referred to as the “Registration Statement”); (b) the prospectus supplement of the Company, dated April 28, 2015, and filed with the Commission on April 30, 2015 (the “Prospectus Supplement”); (c) the underwriting agreement (the “Underwriting Agreement”), dated April 28, 2015, by and between the Company, the Selling Stockholder, and Citigroup Global Markets Inc., as representative of the several underwriters named therein; (d) the Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (e) the Amended and Restated Bylaws of the Company, as amended to date and currently in effect; (f) an executed copy of a certificate of Jack R. Erkilla, Senior Vice President and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”); and (g) certain resolutions of the Board of Directors of the Company and the Pricing Committee

of the Board of Directors of the Company relating to the issuance of the Primary Shares and the Secondary Shares and related matters, certified pursuant to the Secretary’s Certificate. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.              The Primary Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware and, upon the issuance of the Primary Shares against payment therefor in accordance with the Underwriting Agreement, the Primary Shares will be validly issued, fully paid and nonassessable.

2.              The Secondary Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware and are validly issued, fully paid and nonassessable.

In rendering the opinion set forth in the preceding paragraph, we have assumed that the consideration recited in the resolutions of the Board of Directors of the Company approving the issuance of the Secondary Shares has been received in full by the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference into the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the

Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP